Exhibit (j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our report dated February 13, 2009 on the financials statements and financial highlights of The Huntington Funds in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A, No. 33-11905), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio
April 27, 2009